EX-99.(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks - Policies and Procedures Regarding the Release of Portfolio Holdings " and "Management and Other Services - Independent Registered Public Accounting Firm" in the Statement of Additional Information in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-1A, No. 333-189667) and to the incorporation by reference of our report dated July 23, 2013 on Franklin Pelagos Commodities Strategy Fund included in the Annual Report to Shareholders for the fiscal year ended May 31, 2013.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
August 2, 2013